Exhibit 5.1

Michael R. McCoy

Senior Vice President, General Counsel and Chief Legal Officer

August 14, 2026

Board of Directors

Avnet, Inc.

2211 South 47th Street

Phoenix, Arizona 85034

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Ladies and Gentlemen:

Avnet, Inc., a New York corporation (“Corporation”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration an aggregate of 3,000,000 shares of the Corporation’s common stock, $1.00 par value per share (the “Shares”), which Shares may be offered and sold under the Avnet, Inc. 2025 Stock Compensation and Incentive Plan (the “Plan”).

I, as the General Counsel and Chief Legal Officer of the Corporation, am familiar with the Corporation’s Restated Certificate of Incorporation and By-laws, as amended. I have examined the Registration Statement, the Plan and the prospectus that will be distributed to participants in the Plan. I have also examined and relied upon such corporate records of the Corporation and other documents of the Corporation, and have made such other factual and legal investigations, as I deemed necessary or appropriate in order to render this opinion. In my examination, I have assumed the genuineness of all signatures, including endorsements; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to me as originals; the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies; and the authenticity of the originals of such copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

Based upon my examination mentioned above, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, I am of the opinion that all necessary corporate proceedings by the Corporation have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

This letter expresses my opinion as to the provisions of the New York Business Corporation Law, but does not extend to the securities or “Blue Sky” laws of New York or any other jurisdiction or to federal securities laws or to other laws.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Part II, Item 5 “Interests of Named Experts and Counsel” in the Registration Statement. I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Michael R. McCoy
Michael R. McCoy
General Counsel and Chief Legal Officer of Avnet, Inc.